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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-17570

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                        AMERICAN FREIGHTWAYS CORPORATION
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             (Exact name of registrant as specified in its charter)

           2200 FORWARD DRIVE, HARRISON, ARKANSAS 72601 (870) 741-9000
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i) [X]*   Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii)[ ]    Rule 12h-3(b)(1)(i)  [X]*  Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i) [ ]    Rule 12h-3(b)(1)(ii) [ ]   Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
None*

_______________________
* American Freightways Corporation was merged with and into FDX, Inc., a wholly-owned subsidiary of FedEx Corporation, on February 9, 2001.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, FedEx
Freight System, Inc. (formerly known as FDX, Inc.), the successor by merger to American Freightways Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      FEDEX FREIGHT SYSTEM, INC.


Date:  February 12, 2001              By: /s/ Donald C. Brown
                                          --------------------------------
                                      Name:   Donald C. Brown
                                      Title:  Senior Vice President and
                                              Chief Financial Officer


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